Exhibit 99.1

AGS ANNOUNCES FOURTH QUARTER AND FULL YEAR 2018 RESULTS

•	Fourth Quarter Revenue of $72.1 Million Grew 25% Year-Over-Year

•	Record Annual Revenue of $285.3 Million Grew 35% Year-Over-Year

•	Fourth Quarter Net Loss of $10.3 Million Increased 21% Year-Over-Year

•	Annual Net Loss of $20.8 Million Improved 54% Year-Over-Year

•	Fourth Quarter Adjusted EBITDA (non-GAAP) of $31.5 Million Grew 19% Year-Over-Year

•	Record Annual Adjusted EBITDA (non-GAAP) of $136.2 Million Grew 27% Year-Over-Year

•	Record Annual EGM Units Sold of 4,387 Grew 71% Year-Over-Year

•	Record Annual Recurring Revenue of $201.8 Million Grew 19% Year-Over-Year

LAS VEGAS, March 5, 2019 - PlayAGS, Inc. (NYSE: AGS) ("AGS", "us", "we" or the "Company") today reported operating results for its fourth quarter and full year ended December 31, 2018.

“We ended our first year as a public company with a solid fourth quarter and 35% growth in annual revenue,” said Chief Executive Officer David Lopez. “Our continued top line growth, increased operating cash, and free cash flow generation reflects the industry-leading performance of our products and AGS’ unique position given how underrepresented we are in the market. These two factors contributed to our phenomenal growth in electronic gaming machines (“EGMs”), ending the year with more than 4,300 sold units, a 71% increase from fiscal 2017. We kicked off 2019 with the close of our acquisition of Integrity Gaming Corp., which bolsters our recurring revenue footprint and provides long-term optimization opportunities. With new product and content launches, further penetration of both new and early-entry markets, and international expansion, AGS is positioned for another high-growth year in 2019."

Summary of the quarter and year ended December 31, 2018 and 2017
(In thousands, except per-share and unit data)

	Three Months Ended December 31,			Year Ended December 31,
	2018	2017	% Change	2018	2017	% Change
Revenues
EGM	$68,664	$54,184	26.7%	$271,025	$199,931	35.6%
Table Products	2,137	1,623	31.7%	7,651	4,065	88.2%
Interactive	1,294	1,854	(30.2)%	6,623	7,959	(16.8)%
Total revenue	72,095	57,661	25.0%	285,299	211,955	34.6%
Operating income / (loss)	1,918	861	122.8%	25,290	14,502	74.4%
Net loss	(10,345)	(8,520)	21.4%	(20,846)	(45,106)	(53.8)%
Loss per share	(0.29)	(0.37)	(21.6)%	(0.61)	(1.94)	(68.6)%

Adjusted EBITDA
EGM	32,174	26,335	22.2%	137,371	107,785	27.4%
Table Products	258	193	33.7%	942	(528)	(278.4)%
Interactive	(884)	(79)	1,019%	(2,107)	(416)	406.5%
Total adjusted EBITDA(1)	$31,548	$26,449	19.3%	$136,206	$106,841	27.5%

EGM units sold	1,159	697	66.3%	4,387	2,565	71.0%
EGM total installed base, end of period	24,647	23,805	3.5%	24,647	23,805	3.5%
(1) Adjusted EBITDA is a non-GAAP measure, see non-GAAP reconciliation below.

Fourth Quarter 2018 Financial Highlights

•
Total revenue increased 25% to $72.1 million, driven by continued growth in our EGM segment in the Class III marketplace, primarily in early-entry markets such as Ontario, Mississippi and Nevada as well as continued penetration into ramping markets such as California and Florida.

•	EGM equipment sales increased 86% to $23.2 million, due to the sale of 1,159 units, of which nearly 60% were sold into early-entry markets.

•
Gaming operations revenue, or recurring revenue, grew to $48.9 million, or 8% year-over-year, driven by EGMs purchased from Rocket Gaming, increased domestic revenue per day (“RPD”) of $26.41, growth and performance of our international installed base, and an increase in Table Products revenue.

•
Net loss of $10.3 million increased year-over-year from a net loss of $8.5 million. Fourth quarter 2018 net loss includes a non-cash, pre-tax impairment of goodwill of $4.8 million related to our social gaming business within our Interactive Social reporting unit.

•
This goodwill related to our acquisition of RocketPlay in 2015. The impairment charge was recorded within write downs and other charges in our consolidated statements of operations and comprehensive loss.

•
Total Adjusted EBITDA (non-GAAP)(2) increased to $31.5 million, or 19%, driven by the significant increase in revenue, partially offset by increased operating expenses primarily due to headcount related costs in SG&A and R&D. Included in that amount was approximately $1.0 million of operating costs from our real-money gaming (“RMG”) content-aggregator Gameiom.

•
Total Adjusted EBITDA margin (non-GAAP)(2) decreased to 44% in the fourth quarter of 2018 compared to 46% in the prior year driven by several factors, including increased headcount related costs in SG&A and R&D, operating costs from Gameiom, as well as the increased proportion of equipment sales as part of total revenues.

•
SG&A expenses increased $2.0 million in the fourth quarter of 2018 primarily due to increased non-cash stock-based compensation expense of $1.2 million, $0.9 million in professional fees driven by acquisitions, $0.6 million in sales commissions, $0.3 million in headcount related costs and offset by decreased interactive user acquisition costs.

•
R&D expenses increased $0.6 million in the fourth quarter of 2018 driven by non-cash stock-based compensation expense. As a percentage of total revenue, R&D expense was 12% for the period ended December 31, 2018 compared to 14% for the prior year period.

Fourth Quarter Business Highlights

•
EGM units sold increased 66% to 1,159 compared to 697 in the prior year led by sales of the Orion Portrait and Orion Slant cabinets in early-entry markets as well as to corporate customers, the latter which accounted for approximately 43% of sold units in the period.

•
Domestic EGM installed base grew by over 200 units year-over-year despite the voluntary removal of approximately 500 machines in Texas earlier in the year as well as an end of lease buyout by a customer who purchased 420 VLT units in Illinois. The VLT units were not counted in our sold unit count in the periord. Domestic EGM installed base grew by 228 units sequentially.

•	Domestic EGM RPD increased 2% to $26.41, driven by our new product offerings and the optimization of our installed base by installing our newer higher-performing EGMs.

•
Average selling price ("ASP") for EGMs increased by more than $1,000 year over year to $18,782 driven by sales of our premium-priced Orion Portrait cabinet and our core-plus cabinet, Orion Slant, which accounted for nearly 80% of sales in the period.

•	Our new Orion Slant footprint increased to over 1,500 units, up 161% sequentially, and accounted for nearly 30% of sales in the quarter.(3)

•	Our Orion Portrait footprint increased to over 5,000 units, up 19% sequentially and 202% year-over-year. (3)

•	Our ICON cabinet footprint increased to 7,325 units, up 8% sequentially and 58% year-over-year. (3)

•	International installed base increased 624 units year-over-year and 235 units sequentially to over 8,350 units, with more than 500 ICON units in Mexico as of December 31, 2018.

•	Table Products increased by 762 units, or 32%, to 3,162 units, driven by organic growth, most notably the Super 4 Progressive Blackjack and Buster Blackjack side bet.

(2)	Total Adjusted EBITDA is a non-GAAP measure, see non-GAAP reconciliation below.

(3)	Footprint includes sold and leased units.

Balance Sheet Review

Capital expenditures increased $7.4 million to $22.0 million in the fourth quarter, compared to $14.6 million in the prior year period due to increased recurring units. As of December 31, 2018, we had $70.7 million in cash and cash equivalents compared to $19.2 million at December 31, 2017. Total net debt, which is the principal amount of debt outstanding less cash and cash equivalents as of December 31, 2018, was approximately $468.1 million compared to $648.7 million at December 31, 2017. This substantial reduction was driven by the IPO and related redemption of our HoldCo PIK notes during the first quarter. In the fourth quarter, net debt decreased by over $8.8 million due to a higher balance of cash and cash equivalents and mandatory principal payments on our term loans. As a result of the above transactions and our strong operational performance, our total net debt leverage ratio, decreased from 6.1 times at December 31, 2017, to 3.4 times at December 31, 2018. (4)

Recent Developments

Acquisition of Integrity Gaming Corp.

On February 8, 2019, we completed the acquisition of Integrity Gaming Corp. (“Integrity”), a regional slot route operator with approximately 2,600 recurring revenue gaming machines in operation across over 33 casinos in Oklahoma and Texas. Under the terms of the deal, AGS acquired all issued and outstanding common shares of Integrity for a cash payment of CAD$0.46 per share, reflecting a total transaction value of USD$49.0 million, which includes repaying USD$35.0 million of Integrity's outstanding debt. The acquisition was funded with cash on the balance sheet and funds from the new $30 million term loan facility closed on October 5, 2018.

Entry Into Philippines

We recently completed the necessary regulatory requirements in the Philippines and initial units of our Alora video bingo cabinet are now live. The Philippines video bingo market comprises approximately 70,000 machines currently, and we are confident that our content and innovative cabinet will be a competitive market addition.

2019 Outlook

We expect to generate total Adjusted EBITDA(4) of $160.0 - $164.0 million in 2019, representing growth of approximately 17% - 20% compared to 2018.

We further expect 2019 capital expenditures to be in the range of $65.0 - $69.0 million, compared to $66.2 million in 2018, reflecting an expectation for a continued increase in our installed base in both existing and new markets as well as our ongoing yield optimization initiative, which includes units recently purchased from Integrity.

We expect our total net debt leverage ratio, excluding any potential future M&A, to be at or below 3.0 times within the next 12 months.
Comparison of Fiscal 2019 Guidance to Fiscal 2018 Results
(amounts in millions)

	Year ended December 31,
	2019 Guidance	2018	Growth
Adjusted EBITDA (4)	$160 - $164	$136	17% - 20%
Capital expenditures	$65 - $69	$66	(2)% - 4%

We have not provided a reconciliation of forward-looking total Adjusted EBITDA and total net debt leverage ratio to the most directly comparable GAAP financial measure, net income (loss), due primarily to the variability and difficulty in making accurate forecasts and projections of the variable and individual adjustments for a reconciliation to net income (loss), as not all of the information necessary for a quantitative reconciliation is available to us without unreasonable effort.

We expect that the main components of net income (loss) for fiscal year 2019 will consist of operating expenses, interest expenses as well as other expenses (income) and income tax expenses, which are inherently difficult to forecast and quantify with reasonable accuracy without unreasonable efforts. The amounts associated with these items have historically and may continue to vary significantly from quarter to quarter and material changes to these items could have a significant effect on our future GAAP results.

(4)	Total Adjusted EBITDA is a non-GAAP measure, see non-GAAP reconciliation below.

Conference Call and Webcast

Today, at 5:00 p.m. EST, AGS leadership will host a conference call to present the fourth quarter and full year 2018 results. Listeners may access a live webcast of the conference call along with accompanying slides at AGS' Investor Relations website at http://investors.playags.com/. A replay of the webcast will be available on the website following the live event. To listen by telephone, the US/Canada toll-free dial-in number is +1 (844) 746-0637 and the dial-in number for participants outside the US/Canada is +1 (412) 317-5261. The conference ID/confirmation code is “AGS Q4 and Full Year 2018 Earnings Call”.

Company Overview

AGS is a global company focused on creating a diverse mix of entertaining gaming experiences for every kind of player. Our roots are firmly planted in the Class II tribal gaming market, but our customer-centric culture and remarkable growth have helped us branch out to become one of the most all-inclusive commercial gaming suppliers in the world. Powered by high-performing Class II and Class III slot products, an expansive table products portfolio, highly rated social casino and real-money gaming solutions for players and operators, and best-in-class service, we offer an unmatched value proposition for our casino partners. Learn more about us at playags.com.

AGS Media Contacts:

Julia Boguslawski, Chief Marketing Officer and Executive Vice President of Investor Relations
jboguslawski@playags.com

Steven Kopjo, Director of Investor Relations
skopjo@playags.com

©2019 PlayAGS, Inc. All® notices signify marks registered in the United States.  All ™ and ℠ notices signify unregistered trademarks. Products referenced herein are sold by AGS LLC or other subsidiaries of PlayAGS, Inc

Forward-looking Statement

This release contains, and oral statements made from time to time by our representatives may contain, forward-looking statements based on management’s current expectations and projections, which are intended to qualify for the safe harbor of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding the proposed public offering and other statements identified by words such as “believe,” “will,” “may,” “might,” “likely,” “expect,” “anticipates,” “intends,” “plans,” “seeks,” “estimates,” “believes,” “continues,” “projects” and similar references to future periods, or by the inclusion of forecasts or projections. All forward-looking statements are based on current expectations and projections of future events.

These forward-looking statements reflect the current views, models, and assumptions of AGS, and are subject to various risks and uncertainties that cannot be predicted or qualified and could cause actual results in AGS’s performance to differ materially from those expressed or implied by such forward looking statements. These risks and uncertainties include, but are not limited to, the ability of AGS to maintain strategic alliances, unit placements or installations, grow revenue, garner new market share, secure new licenses in new jurisdictions, successfully develop or place proprietary product, comply with regulations, have its games approved by relevant jurisdictions and other factors set forth under Item 1. “Business,” Item 1A. “Risk Factors” in AGS’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 5, 2019. All forward-looking statements made herein are expressly qualified in their entirety by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. Readers are cautioned that all forward-looking statements speak only to the facts and circumstances present as of the date of this press release. AGS expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

PLAYAGS, INC.
CONSOLIDATED BALANCE SHEETS
(amounts in thousands, except share and per share data)

	December 31,
	2018	2017
Assets
Current assets
Cash and cash equivalents	$70,726	$19,242
Restricted cash	78	100
Accounts receivable, net of allowance of $885 and $1,462 respectively	44,704	32,776
Inventories	27,438	24,455
Prepaid expenses	3,566	2,675
Deposits and other	4,231	3,460
Total current assets	150,743	82,708
Property and equipment, net	91,547	77,982
Goodwill	277,263	278,337
Intangible assets	196,898	232,287
Deferred tax asset	2,544	1,115
Other assets	12,347	24,813
Total assets	$731,342	$697,242

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$14,821	$11,407
Accrued liabilities	26,659	24,954
Current maturities of long-term debt	5,959	7,359
Total current liabilities	47,439	43,720
Long-term debt	521,924	644,158
Deferred tax liability - noncurrent	1,443	1,016
Other long-term liabilities	24,732	36,283
Total liabilities	595,538	725,177
Commitments and contingencies
Stockholders' equity
Preferred stock at $0.01 par value; 50,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock at $0.01 par value; 450,000,000 at December 31, 2018 and 46,629,155 shares authorized at December 31, 2017; 35,353,296 and 23,208,076 shares issued and outstanding at December 31, 2018 and 2017.	353	149
Additional paid-in capital	361,628	177,276
Accumulated deficit	(222,403)	(201,557)
Accumulated other comprehensive (loss) income	(3,774)	(3,803)
Total stockholders’ equity (deficit)	135,804	(27,935)
Total liabilities and stockholders’ equity	$731,342	$697,242

PLAYAGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(amounts in thousands, except per share data)

	Three months ended December 31,		Year ended December 31,
	2018	2017	2018	2017
Revenues
Gaming operations (1)	$48,922	$45,212	$201,809	$170,252
Equipment sales	23,173	12,449	83,490	41,703
Total revenues	72,095	57,661	285,299	211,955
Operating expenses
Cost of gaming operations(2)	10,206	9,948	39,268	31,742
Cost of equipment sales(2)	10,751	5,521	39,670	19,847
Selling, general and administrative	15,627	13,647	63,038	44,015
Research and development	8,371	7,803	31,745	25,715
Write downs and other charges	5,471	1,830	8,753	4,485
Depreciation and amortization	19,751	18,051	77,535	71,649
Total operating expenses	70,177	56,800	260,009	197,453
Loss from operations	1,918	861	25,290	14,502
Other expense (income)
Interest expense	9,354	13,131	37,607	55,511
Interest income	(45)	(28)	(207)	(108)
Loss on extinguishment and modification of debt	2,017	903	6,625	9,032
Other expense (income)	367	1,867	10,488	(2,938)
Loss before income taxes	(9,775)	(15,012)	(29,223)	(46,995)
Income tax (expense) benefit	(570)	6,492	8,377	1,889
Net loss	(10,345)	(8,520)	(20,846)	(45,106)
Foreign currency translation adjustment	(1,661)	36	29	743
Total comprehensive loss	$(12,006)	$(8,484)	$(20,817)	$(44,363)

Basic and diluted loss per common share:
Basic	$(0.29)	$(0.37)	$(0.61)	$(1.94)
Diluted	$(0.29)	$(0.37)	$(0.61)	$(1.94)
Weighted average common shares outstanding:
Basic	35,353	23,208	34,404	23,208
Diluted	35,353	23,208	34,404	23,208
(1) Includes revenues from our EGM, Table Products and Interactive segments.
(2) Exclusive of depreciation and amortization.

PLAYAGS, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)
	Year ended December 31,	Year ended December 31,
	2018	2017
Cash flows from operating activities
Net loss	$(20,846)	$(45,106)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	77,535	71,649
Accretion of contract rights under development agreements and placement fees	4,552	4,680
Amortization of deferred loan costs and discount	1,826	2,976
Payment-in-kind interest capitalized	—	15,935
Payment-in-kind interest payments	(37,624)	(2,698)
Write-off of deferred loan cost and discount	3,876	3,294
Stock-based compensation expense	10,933	—
Provision (benefit) for bad debts	(441)	651
Loss on disposition of assets	1,963	3,901
Impairment of assets	6,089	584
Fair value adjustment of contingent consideration	701	—
Benefit of deferred income tax	(970)	(7,062)
Changes in assets and liabilities related to operations:
Accounts receivable	(11,488)	(8,348)
Inventories	4,907	(1,636)
Prepaid expenses	(895)	(599)
Deposits and other	(748)	(374)
Other assets, non-current	12,204	(2,290)
Accounts payable and accrued liabilities	(6,063)	8,451
Net cash provided by operating activities	45,511	44,008
Cash flows from investing activities
Business acquisitions, net of cash acquired	(4,452)	(63,850)
Purchase of intangible assets	(1,119)	(1,226)
Software development and other expenditures	(10,460)	(7,664)
Proceeds from disposition of assets	519	514
Purchases of property and equipment	(54,602)	(48,585)
Net cash used in investing activities	(70,114)	(120,811)
Cash flows from financing activities
Proceeds from issuance of first lien credit facilities	—	448,725
Proceeds from incremental term loans	29,874	65,000
Payments on first lien credit facilities	(5,211)	(2,413)
Payments on equipment long term note payable and capital leases	(2,883)	(2,372)
Payment of deferred loan costs	(41)	(3,267)
Payment of financed placement fee obligations	(3,628)	(3,807)
Payment of previous acquisition obligation	—	(128)
Repayment of senior secured credit facilities	(115,000)	(410,655)
Repayment of seller notes	—	(12,401)
Proceeds from stock option exercise	774	—
Proceeds from issuance of common stock	176,341	—
Proceeds from employees in advance of common stock issuance	—	25
Initial public offering costs	(4,160)	(653)
Net cash provided by financing activities	76,066	78,054
Effect of exchange rates on cash, cash equivalents and restricted cash	(1)	14
Increase in cash cash, cash equivalents and restricted cash	51,462	1,265
Cash, cash equivalents and restricted cash, beginning of period	19,342	18,077
Cash, cash equivalents and restricted cash, end of period	$70,804	$19,342
Supplemental cash flow information:
Cash paid during the period for interest	$35,392	$35,890
Cash paid during the period for taxes	$1,742	$1,157
Non-cash investing and financing activities:
Non-cash consideration given in business acquisitions	$500	$2,600
Financed purchase property and equipment	$1,454	$368
Financed purchase of intangible asset	$2,000	$4,866

Non-GAAP Financial Measures

To provide investors with additional information in connection with our results as determined by generally accepted accounting principles in the United States (“GAAP”), we disclose the following non-GAAP financial measures: total adjusted EBITDA, total adjusted EBITDA margin, total net debt leverage ratio, and Free Cash Flow. These measures are not financial measures calculated in accordance with GAAP, and should not be considered as a substitute for net income, operating income, cash flows, or any other measure calculated in accordance with GAAP, and may not be comparable to similarly titled measures reported by other companies.

Total Adjusted EBITDA

This press release and accompanying schedules provide certain information regarding adjusted EBITDA, which is considered a non-GAAP financial measure under the rules of the Securities and Exchange Commission.

We believe that the presentation of total adjusted EBITDA is appropriate to provide additional information to investors about certain material non-cash items that we do not expect to continue at the same level in the future, as well as other items we do not consider indicative of our ongoing operating performance. Further, we believe total adjusted EBITDA provides a meaningful measure of operating profitability because we use it for evaluating our business performance, making budgeting decisions, and comparing our performance against that of other peer companies using similar measures. It also provides management and investors with additional information to estimate our value.

Total adjusted EBITDA is not a presentation made in accordance with GAAP. Our use of the term total adjusted EBITDA may vary from others in our industry. Total adjusted EBITDA should not be considered as an alternative to operating income or net income. Total adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation or as a substitute for the analysis of our results as reported under GAAP.

Our definition of total adjusted EBITDA allows us to add back certain non-cash charges that are deducted in calculating net income and to deduct certain gains that are included in calculating net income. However, these expenses and gains vary greatly, and are difficult to predict. They can represent the effect of long-term strategies as opposed to short-term results. In addition, in the case of charges or expenses, these items can represent the reduction of cash that could be used for other corporate purposes. Due to these limitations, we rely primarily on our GAAP results, such as net loss, (loss) income from operations, EGM Adjusted EBITDA, Table Products Adjusted EBITDA or Interactive Adjusted EBITDA and use Total adjusted EBITDA only supplementally.

The total adjusted EBITDA discussion above is also applicable to its margin measure, which is calculated as total adjusted EBITDA as a percentage of Total Revenue.

The following table presents a reconciliation of total adjusted EBITDA to net loss, which is the most comparable GAAP measure:

Total Adjusted EBITDA Reconciliation

	Three months ended December 31,		Year ended December 31,
	2018	2017	2018	2017
Net loss	$(10,345)	$(8,520)	$(20,846)	$(45,106)
Income tax expense (benefit)	570	(6,492)	(8,377)	(1,889)
Depreciation and amortization	19,751	18,051	77,535	71,649
Other expense (income)	367	1,867	10,488	(2,938)
Interest income	(45)	(28)	(207)	(108)
Interest expense	9,354	13,131	37,607	55,511
Write-downs and other(1)	5.471	1,830	8,753	4,485
Loss on extinguishment and modification of debt(2)	2,017	903	6,625	9,032
Other adjustments(3)	208	823	2,426	2,890
Other non-cash charges(4)	1,743	2,332	6,633	7,794
New jurisdiction and regulatory licensing costs(5)	—	758	—	2,062
Legal and litigation expenses including settlement payments(6)	203	(243)	992	523
Acquisition and integration related costs(7)	488	2,037	3,644	2,936
Non-cash stock compensation	1,766	—	10,933	—
Adjusted EBITDA	$31,548	$26,449	$136,206	$106,841

	Three months ending December 31,		Year ended December 31,
	2018	2017	2018	2017
Total revenues	$72,095	$57,661	$285,299	$211,955
Adjusted EBITDA	$31,548	$26,449	$136,206	$106,841
Adjusted EBITDA margin	43.8%	45.9%	47.7%	50.4%

(1) Write-downs and other includes items related to loss on disposal or impairment of long lived assets (including impairments of goodwill), fair value adjustments to contingent consideration and acquisition costs.
(2) Loss on extinguishment and modification of debt primarily relates to the refinancing of long-term debt, in which deferred loan costs and discounts related to old senior secured credit facilities were written off.
(3) Other adjustments are primarily composed of professional fees incurred for projects, corporate and public filing compliance, contract cancellation fees and other transaction costs deemed to be non-operating.
(4) Other non-cash charges are costs related to non-cash charges and losses on the disposition of assets, non-cash charges on capitalized installation and delivery, which primarily includes the costs to acquire contracts that are expensed over the estimated life of each contract and non-cash charges related to accretion of contract rights under development agreements.
(5) New jurisdiction and regulatory license costs relates primarily to one-time non-operating costs incurred to obtain new licenses and develop products for new jurisdictions.
(6) Legal and litigation expenses include of payments to law firms and settlements for matters that are outside the normal course of business.
(7) Acquisition and integration costs include restructuring and severance and are related to costs incurred after the purchase of businesses, such as the acquisitions of Rocket, In Bet, Cadillac Jack and RocketPlay, to integrate operations.

Total Net Debt Leverage Ratio Reconciliation
The following table presents a reconciliation of total net debt and total net debt leverage ratio:

	December 31,	December 31,
	2018	2017
Total debt	$538,799	$667,968
Less: Cash and cash equivalents	70,726	19,242
Total net debt	$468,073	$648,726
LTM Adjusted EBITDA	$136,206	$106,841
Total net debt leverage ratio	3.4	6.1

Free Cash Flow
This schedule provides certain information regarding Free Cash Flow, which is considered a non-GAAP financial measure under the rules of the Securities and Exchange Commission.

We define Free Cash Flow as net cash provided by operating activities less cash outlays related to capital expenditures and payments of in-kind interest related to the redemption of our HoldCo PIK notes. We define capital expenditures to include purchase of intangible assets, software development and other expenditures, and purchases of property and equipment. In arriving at Free Cash Flow, we subtract cash outlays related to capital expenditures from net cash provided by operating activities because they represent long-term investments that are required for normal business activities. As a result, subject to the limitations described below, Free Cash Flow is a useful measure of our cash available to repay debt and/or make other investments.

Free Cash Flow adjusts for cash items that are ultimately within management’s discretion to direct, and therefore, may imply that there is less or more cash that is available than the most comparable GAAP measure. Free Cash Flow is not intended to represent residual cash flow for discretionary expenditures since debt repayment requirements and other non-discretionary expenditures are not deducted. These limitations are best addressed by using Free Cash Flow in combination with the GAAP cash flow numbers.

The following table presents a reconciliation of Free Cash Flow:

	Year ended December 31, 2018	Nine months ended September 30, 2018	Three months ended December 31, 2018
Net cash provided by operating activities	$45,511	$13,320	$32,191
Purchase of intangible assets	(1,119)	(931)	(188)
Software development and other expenditures	(10,460)	(8,794)	(1,666)
Purchases of property and equipment	(54,602)	(34,457)	(20,145)
Payments-in-kind interest payments	37,624	37,624	—
Free Cash Flow	$16,954	$6,762	$10,192

	Year ended December 31, 2017	Nine months ended September 30, 2017	Three months ended December 31, 2017
Net cash provided by operating activities	$44,008	$26,293	$17,715
Purchase of intangible assets	(1,226)	(565)	(661)
Software development and other expenditures	(7,664)	(6,334)	(1,330)
Purchases of property and equipment	(48,585)	(35,961)	(12,624)
Payments-in-kind interest payments	2,698	2,698	—
Free Cash Flow	$(10,769)	$(13,869)	$3,100